Exhibit (a)(5)(xii)

FOR IMMEDIATE RELEASE
April 2, 2004

OBSIDIAN  ENTERPRISES (OTCBB: OBDE) WITHDRAWS OFFER FOR NET PERCEPTIONS (NASDAQ:
NETP)

Obsidian Withdraws Offer to Net Perceptions' Shareholders Following Sale of Net Perceptions' Patent Portfolio

INDIANAPOLIS, April 2, 2004 -- Obsidian Enterprises, Inc. (OTCBB: OBDE), a holding company headquartered in Indianapolis, announced today that it will withdraw its offer to provide shareholders of Net Perceptions, Inc. (Nasdaq:
NETP) the opportunity to receive twenty five cents ($0.25) per share in cash and three one-hundredths (3/100) share of Obsidian common stock for each share of Net Perceptions common stock.

On March 31, 2004, Net Perceptions announced that it had closed the previously announced sale of its patent portfolio. The closing of the sale caused the failure of one of the conditions to Obsidian's exchange offer, that Net Perceptions not effect the disposition of any assets other than in the ordinary course of business.

Obsidian filed a Registration Statement on Form S-4 and a Tender Offer Statement related to the current offer with the Securities and Exchange Commission on December 15, 2003 and filed its most recent amendments to each on March 29, 2004. Obsidian will promptly request that the Registration Statement be withdrawn.

The amended offer was scheduled to expire at 5:00 PM, New York City time, on April 14, 2004.

Obsidian is a holding company headquartered in Indianapolis, Indiana. It conducts business through its subsidiaries: Pyramid Coach, Inc., a leading provider of corporate and celebrity entertainer coach leases; United Trailers, Inc., and its division, Southwest Trailers, manufacturers of steel-framed cargo, racing ATV and specialty trailers; U.S. Rubber Reclaiming, Inc., a butyl-rubber reclaiming operation; and Danzer Industries, Inc., a manufacturer of service and utility truck bodies and steel-framed cargo trailers.

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Net Perceptions, Inc. or Obsidian Enterprises, Inc. Obsidian Enterprises has filed with the Securities and Exchange Commission a registration statement and exchange offer documents with respect to the proposed transaction. Investors and security holders are advised to read those documents because they include important information. Investors and security holders may obtain a free copy of any documents filed by Obsidian Enterprises with the SEC at the SEC's website at www.sec.gov. The registration statement and exchange offer documents and the other documents may also be obtained free of charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling toll-free (888) 750-5834, and may also be obtained from Obsidian Enterprises, Inc. by directing a request by mail to Obsidian Enterprises, Inc. 111 Monument Circle, Suite 4800, Indianapolis, Indiana 46024,
Attn: Rick D. Snow.

This press release contains "forward-looking statements." These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Obsidian Enterprises cannot provide assurances that the exchange offer described in this press release will be successfully completed or that we will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the availability of liquidity under our existing lines of credit; successful integration of acquired or merged businesses; changes in interest rates; our ability to retain key management and employees; our ability to meet demand at competitive prices in our coach leasing segment and our trailer and related transportation equipment manufacturing segment; our ability to successfully develop alternative sources of raw materials in our butyl rubber reclaiming segment; relationships with significant customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Obsidian Enterprises's Securities and Exchange Commission filings.

Source: Obsidian Enterprises, Inc.

For More Information Contact:
Timothy S. Durham
Chairman & C.E.O.
Obsidian Enterprises, Inc.
tsdurham@msn.com
317-237-4055








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